Exhibit 99.1

Neohydro Technologies Corp. Announces LOI

TORONTO, ONT. – September 5, 2008, Neohydro Technologies Corp. (OTC BB: NHYT) announces a letter of intent to proceed to negotiate in good faith a definitive licensing agreement with Neohydro Corp., for the exclusive worldwide marketing, distribution and licensing rights for the treatment of industrial waste water. The price for the Licenses shall be (US) $1,400,000.

Neohydro Corp., will grant to Neohydro Technologies all of the patent and intellectual rights of the use in the business of the sale, marketing and distribution of the Neohydro Corp’s water sterilization technology, a high voltage electrolysis device that transforms water solely for the Industrial Application. Mr. Balla, the President of Neohydro Technologies, is excited about the technology and all its various applications and states, “that he is amazed how the technology is able to change the nature of the water itself, “Dirty” water becomes usable for many industrial and agricultural applications, and “Clean” water becomes a sterilant capable of killing the most harmful of pathogens.” The technology eliminates biological oxygen demand, algae, bacteria, viruses, MRSA, HIV, Hepatitis, arsenic, lead, fungus and many metals.

Contact:

Windfall Communications, LLC
Trevor Justus
866-590-6589

Safe Harbor Statement

Statements in this press release regarding Neohydro Technologies’ products, services, capabilities, performance, opportunities, development and business outlook that are forward-looking involve and are subject to known and unknown risks, uncertainties and other factors, some of which are beyond Neohydro Technologies’ control and difficult to predict, and could cause actual results to differ materially from those anticipated, expressed or forecasted in the forward-looking statements. Such risks and uncertainties may include, but are not limited to: lack of operating history, transitioning from a development company to an operating company, difficulties in distinguishing Neohydro Technologies’ products and services, ability to manufacture and deploy Neohydro Technologies’ products, lack of or delay in market acceptance and fluctuations in customer demand, dependence on a limited number of significant customers, reliance on third party vendors and strategic partners, availability of raw materials, subassemblies and components, ability to meet future capital requirements on acceptable terms, continuing uncertainty in the emissions reduction industry and the global economy, compliance with federal and state regulatory requirements, timing, availability and success of new technology and product introductions and the other factors discussed in Neohydro Technologies’ filings with the Securities and Exchange Commission.